1330 Avenue of the Americas
New York, NY 10019
Tel 212.343.4010
acogan@knoll.com

Andrew B. Cogan
Chairman, President & CEO

January 11, 2020 Exhibit 10.29

Esohe Omoruyi
Los Angeles, CA

Dear Esohe:

This letter confirms our offer of at-will employment with Knoll Inc. (Knoll) as Executive Vice President, Consumer and Digital Commerce at a base salary of $315,000.00 annually. In this position, you will be reporting to Andrew Cogan, Chairman & CEO, and your date of hire will be January 11, 2021.
You will be eligible to participate in the Knoll management incentive bonus program. Under the 2021 incentive bonus program, you will have an annual target bonus opportunity of $150,000.00. Payout under this program is discretionary and based on achievement of Knoll’s financial plan and your individual objectives. We will guarantee your full bonus of $150,000.00 in your first year of employment which is payable in the first quarter of 2022 provided you are employed on the date bonuses are paid.
Additionally, we are pleased to offer you a $75,000.00 sign-on bonus to be paid in your 1st pay after 30 days of employment. Should you leave the company prior to 12 months of employment you will be required to repay the sign-on bonus in full. You must be actively employed by Knoll on the date of bonus distribution to receive payment.
To assist with your relocation, you will receive a relocation allowance in the amount of $75,000 (minus applicable taxes). Fifty percent (50%) of this will be paid in your 1st pay after 30 days of employment. Fifty percent (50%) of this will be paid upon confirmation of your move. It is expected you will maintain your domicile and primary residence in the New York City geographic area by June 30, 2021.  Should you leave the company prior to 12 months of employment you will be required to repay the relocation allowance in full. This relocation offer will expire following 12 months of employment if your move is not completed. We will also pay a reasonable fee towards a relocation service to assist you with your move.
Subject to the formal approval of the Knoll, Inc. Compensation Committee, you will receive two equity grants:
1) time-vested restricted shares in the value of $300,000.00 under the Company’s stock incentive plans. The restricted shares will vest, based on continuous employment, over 3 years at 33% per year on each anniversary of the date of grant.
2) A grant in the value of $225,000.00. This equity grant will be split evenly between time-vested restricted shares and performance-based restricted stock units under the Company’s stock incentive plans. The restricted shares will cliff vest on the third anniversary of the date of grant. Fifty percent (50%) of the performance based restricted stock units will only vest if Knoll exceeds a 3-Year cumulative profit target and fifty

1330 Avenue of the Americas
New York, NY 10019
Tel 212.343.4010
acogan@knoll.com

Andrew B. Cogan
Chairman, President & CEO

percent (50%) of the stock units will only vest if Knoll’s Total Shareholder Return exceeds the median of its performance based designated peer group.
Consistent with Knoll’s equity grant practices, these grants will be submitted to the Knoll Compensation Committee for formal approval at a meeting scheduled after your date of hire. These grants will be effective the third trading day after the first public announcement of quarterly financial results after such meeting. Based on your expected date of hire, we expect the grant date for these equity awards to be mid-February 2021. The grants will be evidenced by Knoll’s standard agreements to be signed by you and Knoll, which will set forth the terms and conditions associated with the equity grants in more detail, including the accrual of dividends.
You will also be provided with a Severance Agreement providing for six (6) months of base salary in the event of a termination without cause (as defined in the Severance Agreement). The agreement also provides for a non-compete arrangement for the severance payment.
Knoll associates are eligible to receive benefits the first of the month following 30 days of employment and are eligible to participate in the Retirement Savings Program (401K) immediately. Knoll will provide you with 15 days of vacation. For information on Knoll Benefits please visit https://knoll365.sharepoint.com/sites/Knoll_Intranet_Home. Enter username: myknoll@knoll.com. Enter password: _______
Knoll requires all associates to complete background verification and pre-employment drug screening prior to the start of employment. The employment offer is contingent upon successful completion of this screening and verification of all the information you have provided. Costs associated with the pre-employment screening are covered by Knoll. All Knoll associates are considered to be on probation for a period of six months. Please bring with you on your first day documentation to support your eligibility to work in the United States.
Esohe, I am enthusiastic about you joining Knoll! If you wish to accept this offer, please sign and return one copy of this letter within 5 business days. Please feel free to contact me should you have any additional questions.

Very truly yours,

Andrew B. Cogan
Chairman and CEO
Knoll, Inc.

1330 Avenue of the Americas
New York, NY 10019
Tel 212.343.4010
acogan@knoll.com

Andrew B. Cogan
Chairman, President & CEO

Acceptance and acknowledgement of terms and conditions:
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Signature                         Date